Exhibit 3.1.9
CSC 45 f 950306 RESTATED CERTIFICATE OF INCORPORATION OF KODAK (NEAR EAST), INC. We, Andre P. Nahag, being the President, and Gary P. Van Graafeiland, being the Secretary;of KsaaK CNeajr Inc., in accordance with Section 807 of the Business “ :. Corporation Law of the. State/of New York, do hereby certify: 1. The name of the corporation is Kodak (Near East), Inc. 2. The Certificate of Incorporation was filed by the Department of State on December 3 The Certificate of ?p follows: (a) to” amend article 2 so as to replace the purpoae’ or’ purposes for which it was formed with a. more.modern statement.”‘In order tics” “effect the foregoing, article 21 i’ g ‘hereby amended to read as follows 2. Th,e purposes for which .it is formed are to e’n’gatge in any lawful act or activity for which corporations may ,be organized under the Business Corporation provided that’ it is nor formed to engage in any; activity requiring the consent or approval of any official, department, board, agency or other body, without such consent; or approval, firat being 4b) ‘article 4 so as”. to. .modern’ize the:rartieie. In order to effect the foregoing,., article. 4 is hereby. amended to read as follows: 4. The office of the corporation in the State York is . to i a... located .iii :.isiie addrea teo which the. Secretary o: copy of process in any action or 3.1.9Kodak Near East COI.gdf

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corporation which may be served upon him is 343 State Street, Rochester, New York 14650-0208."

(c) to delete article 5 stating that the duration of the corporation is perpetual, since the Business Corporation Law provides that the duration of a corporation is perpetual in the absence of provision to the contrary in the Certificate of Incorporation.

(d) to delete article 6 relating to the number of directors.

(e) to delete article 7 relating to the names and post office addresses of the initial directors.

(f) to delete 8 relating to the names and post office address of each subscriber and the number of shares subscribed.

(g) to delete article 9 stating the age, citizenship and residence of one or more subscribers or directors of the corporation.

(h) to renumber article 10 as article 5.

(i) to delete article 11 granting power to the board of directors to appoint legal representative before any authority in any country in the Near East or elsewhere since such power is part of the power of management conferred on the board of directors by law.

(j) to delete article 12 stating that the director need not be a stockholder, since the Business Corporation Law does not require a director to be stock holder.

4. The text of the Certificate of Incorporation, as heretofore amended, is hereby restated as further amended to read as herein set forth in full:

"1. The name of the corporation is Kodak (Near East) Inc.

2. The purposes for which it is formed are to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law

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provided thaff it is nor formed to ,engage,ULa anff ac e ‘ official, department, board, agency or other body, without such coneSRT~of “approval first beingtfte agarjegatenumber o h ll nav’ . tneTRIEKbrity to Hundred Dollars ($10(HVeach 4. ‘ the is, jjJeL.“bR£iQcatftd 4.n~the County of Monroe, and the address to which the Secretary of state shall mail a copy of process in iany action or proceeding against the corporation which may b served upon~hin\ is 343~§tSte Street,Rochestearr .5. The Secreja.ry of. Stj e. .xifc t ~S ~e v hfereby designated as agent of the corporation upon process in any action or proceeding, iagainst it ttriy be served. L:. These amendmentfl anil the. Incorporation Jwere authorized IN WITNESS this ‘certificate to be signed by Pfes£d:§Rt , and ‘ ary P.r Van ;78 day of Febfuary, 1995 Jaji&£ W 3.1.9Kodak Near East COI.pdf